CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended December 31, 2009 of Fairfax Financial Holdings Limited of our report dated March 5, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Annual Report.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
March 5, 2010